Exhibit 99.4

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

     We have audited the accompanying supplemental consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, and cash flow for each of the years in the three-year period ended December 31, 1998. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements referred to above give retroactive effect to the merger of Philadelphia Suburban Corporation and Consumers Water Company on March 10, 1999, which has been accounted for as a pooling-of-interests as described in the footnote captioned "Merger with Consumers Water Company" to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Philadelphia Suburban Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


/S/ KPMG LLP
----------------------------------
KPMG LLP

Philadelphia, Pennsylvania
May 21, 1999

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                  Years ended December 31, 1998, 1997 and 1996



                                                             1998         1997         1996
                                                        -----------------------------------

Operating revenues                                      $ 250,718    $ 235,162    $ 216,313

Costs and expenses:
  Operations and maintenance                              100,139       96,571       92,940
  Depreciation                                             27,189       25,581       23,196
  Amortization                                              2,275        2,396        2,081
  Taxes other than income taxes                            21,930       21,345       20,088
                                                        -----------------------------------
                                                          151,533      145,893      138,305
Operating income                                           99,185       89,269       78,008
Other expense (income):
  Interest expense                                         31,888       32,664       29,474
  Dividends on preferred stock of subsidiary and
    minority interest                                         142          590          692
  Allowance for funds used during construction             (1,245)        (937)      (1,054)
  Losses (gains) on sales of properties                    (6,733)        (690)         342
                                                        -----------------------------------
Income from continuing operations before income taxes      75,133       57,642       48,554
Provision for income taxes                                 30,118       22,432       19,350
                                                        -----------------------------------
Income from continuing operations                          45,015       35,210       29,204

Discontinued operations;
  Loss from operations, net of tax                           --            387        3,230
  Loss (gain) on disposal of discontinued
    operations, net of tax                                   --          2,350         (965)
                                                        -----------------------------------
Net income                                                 45,015       32,473       26,939
Dividends on preferred stock                                  195          195           21
                                                        -----------------------------------

Net income available to common stock                    $  44,820    $  32,278    $  26,918
                                                        ===================================

Basic net income (loss) per common share:
  Continuing operations                                 $    1.11    $    0.91    $    0.78
  Discontinued operations                                    --          (0.07)       (0.06)
                                                        -----------------------------------
    Total                                               $    1.11    $    0.84    $    0.72
                                                        ===================================
Diluted net income (loss) per common share:
  Continuing operations                                 $    1.10    $    0.90    $    0.77
  Discontinued operations                                    --          (0.07)       (0.06)
                                                        -----------------------------------
    Total                                               $    1.10    $    0.83    $    0.71
                                                        ===================================
Average common shares outstanding during the period:
  Basic                                                    40,362       38,650       37,376
                                                        ===================================
  Diluted                                                  40,854       39,018       37,676
                                                        ===================================

See accompanying notes to supplemental consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 1998 and 1997



                                                                                   1998           1997
                                                                            --------------------------
                          Assets
Property, plant and equipment, at cost                                      $ 1,248,621    $ 1,166,941
Less accumulated depreciation                                                   232,427        214,315
                                                                            --------------------------
  Net property, plant and equipment                                           1,016,194        952,626
                                                                            --------------------------
Current assets:
  Cash and cash equivalents                                                       8,247          3,374
  Accounts receivable and unbilled revenues, net                                 40,768         37,306
  Inventory, materials and supplies                                               3,857          3,915
  Prepayments and other current assets                                            7,026          7,587
                                                                            --------------------------
  Total current assets                                                           59,898         52,182
                                                                            --------------------------
Regulatory assets                                                                57,697         55,968
Funds restricted for construction activity                                         --            1,079
Deferred charges and other assets, net                                           22,762         19,637
Net assets of discontinued operations                                               182          1,670
                                                                            --------------------------
                                                                            $ 1,156,733    $ 1,083,162
                                                                            ==========================
                          Liabilities and Stockholders' Equity
Stockholders' equity:
  6.05% Series B cumulative preferred stock                                 $     3,220    $     3,220
  Common stock at $.50 par value, authorized 100,000,000 shares,
  outstanding 40,702,311 and 39,111,642 in 1998 and 1997                         20,617         19,744
Capital in excess of par value                                                  244,457        211,182
Retained earnings                                                                91,683         76,270
Minority interest                                                                 2,589          2,370
Treasury stock, 533,292 and 376,510 shares in 1998 and 1997                      (9,478)        (5,970)
                                                                            --------------------------
Total stockholders' equity                                                      353,088        306,816
                                                                            --------------------------
Long-term debt, excluding current portion                                       413,309        404,242
Commitments                                                                         --             --
Current liabilities:
  Current portion of long-term debt and preferred stock of subsidiary             2,981          7,498
  Loans payable                                                                  24,615         29,230
  Accounts payable                                                               25,248         15,436
  Accrued interest                                                                8,406          7,897
  Accrued taxes                                                                  14,382         13,588
  Other accrued liabilities                                                      20,462         19,861
                                                                            --------------------------
  Total current liabilities                                                      96,094         93,510
                                                                            --------------------------

Deferred credits and other liabilities:
  Deferred income taxes and investment tax credits                              126,809        113,869
  Customers' advances for construction                                           57,781         53,951
  Other                                                                           8,735          8,537
                                                                            --------------------------
  Total deferred credits and other liabilities                                  193,325        176,357
                                                                            --------------------------
Contributions in aid of construction                                            100,917        102,237
                                                                            --------------------------
                                                                            $ 1,156,733    $ 1,083,162
                                                                            ==========================


See accompanying notes to supplemental consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 1998 and 1997



                                                                               1998         1997
                                                                          ----------------------
Stockholders' equity:
  6.05% Series B cumulative preferred stock                               $   3,220    $   3,220
Common stock, $.50 par value                                                 20,617       19,744
Capital in excess of par value                                              244,457      211,182
Retained earnings                                                            91,683       76,270
Minority interest                                                             2,589        2,370
Treasury stock                                                               (9,478)      (5,970)
                                                                          ----------------------
Total stockholders' equity                                                  353,088      306,816
                                                                          ----------------------
Preferred stock of subsidiary with mandatory
  redemption requirements                                                      --          4,214
Current portion of preferred stock of subsidiary                               --          4,214
                                                                          ----------------------
                                                                               --            --
                                                                          ----------------------
Long-term debt:
First Mortgage Bonds secured by utility plant:
  Interest Rate Range
    0.00% to 1.00%                                                              949        1,025
    5.60% to 5.99%                                                           21,945       12,345
    6.00% to 6.49%                                                           87,210       77,210
    6.50% to 6.99%                                                           55,200       55,200
    7.00% to 7.49%                                                           40,001       42,014
    7.50% to 7.99%                                                           23,000       23,000
    8.00% to 8.49%                                                           16,500       22,500
    8.50% to 8.99%                                                            9,011       10,236
    9.00% to 9.49%                                                           53,776       53,857
    9.50% to 9.99%                                                           51,820       54,420
   10.00% to 10.55%                                                           6,000       10,000
                                                                          ----------------------
Total First Mortgage Bonds                                                  365,412      361,807
Note payable to bank under revolving credit agreement, due January 2000      38,935       27,128
Notes payable to banks under revolving credit agreements, due June 2000      10,400       17,000
Installment note payable, 9%, due in equal annual payments through 2013       1,543        1,591
                                                                          ----------------------
                                                                            416,290      407,526
Current portion of long-term debt                                             2,981        3,284
                                                                          ----------------------
Long-term debt, excluding current portion                                   413,309      404,242
                                                                          ----------------------
Total capitalization                                                      $ 766,397    $ 711,058
                                                                          ======================


See accompanying notes to supplemental consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 1998, 1997 and 1996


                                                                             1998           1997           1996
                                                                        ---------------------------------------
Cash flows from operating activities:
  Net income                                                            $  45,015      $  32,473      $  26,939
  Adjustments to reconcile net income to net cash
   flows from operating activities:
   Depreciation and amortization                                           29,464         27,977         25,277
   Deferred income taxes                                                    9,957          5,883          5,370
   Losses (gains) on sales of properties                                   (6,733)          (690)           342
   Net increase in receivables, inventory and prepayments                  (3,623)          (933)        (2,095)
   Net increase in payables, accrued interest and
     other accrued liabilities                                             11,216          4,801          2,327
   Other                                                                   (3,502)        (2,094)        (2,179)
  Net cash flows from discontinued operations                               1,489            184          1,258
  Net loss (gain) from discontinued operations                                --           2,350           (965)
                                                                        ---------------------------------------
Net cash flows from operating activities                                   83,283         69,951         56,274
                                                                        ---------------------------------------
Cash flows from investing activities:
  Property, plant and equipment additions, including allowance for
    funds used during construction of $1,245, $937 and $1,054             (87,973)       (67,378)       (66,130)
  Acquisitions of water and wastewater systems                            (24,498)        (1,226)       (44,110)
  Proceeds from dispositions of properties                                 33,728            437            990
  Decrease (increase) in funds restricted for construction activity         1,079          1,301         (2,093)
  Other                                                                      (899)          (312)         1,448
                                                                        ---------------------------------------
Net cash flows used in investing activities                               (78,563)       (67,178)      (109,895)
                                                                        ---------------------------------------
Cash flows from financing activities:
  Customers' advances and contributions in aid of construction              3,902          8,069          9,014
  Repayments of customers' advances                                        (3,062)        (4,215)        (4,203)
  Net proceeds (repayments) of short-term debt                             (4,615)         6,316          5,829
  Proceeds from long-term debt                                             33,395         29,631         75,006
  Repayments of long-term debt including premium on
   early retirement                                                       (24,918)       (25,997)       (24,810)
  Redemption of preferred stock of subsidiary                              (4,214)        (1,438)        (1,515)
  Proceeds from issuing common stock                                       33,056         14,800         18,857
  Repurchase of common stock                                               (3,801)        (2,829)          (760)
  Dividends paid on preferred stock                                          (195)          (195)            (4)
  Dividends paid on common stock                                          (29,349)       (26,752)       (25,137)
  Other                                                                       (46)           (82)          (167)
                                                                        ---------------------------------------
Net cash flows from (used in) financing activities                            153         (2,692)        52,110
                                                                        ---------------------------------------
Net increase (decrease) in cash and cash equivalents                        4,873             81         (1,511)
Cash and cash equivalents at beginning of year                              3,374          3,293          4,804
                                                                        ---------------------------------------
Cash and cash equivalents at end of year                                $   8,247      $   3,374      $   3,293
                                                                        =======================================




See Summary of Significant Accounting Policies-Customers' Advances for
  Construction, Acquisitions and Employee Stock and Incentive Plans footnotes for description of non-cash investing and financing activities.

See accompanying notes to supplemental consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

            Notes to Supplemental Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies

Basis of Presentation - On March 10, 1999, Philadelphia Suburban Corporation (the "Company") completed a merger with Consumers Water Company ("CWC"). On the date of the merger, the Company issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of the Company. The merger has been accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16. Accordingly, the Company's supplemental consolidated financial statements and footnotes presented in this report have been restated to include the accounts and results of CWC as if the merger had been completed as of the beginning of the earliest period presented. Certain reclassifications were made to the historic financial statements of the two companies to conform presentations.

Nature of Operations - The business of the Company is conducted primarily through its wholly-owned subsidiary Philadelphia Suburban Water Company ("PSW") and the seven operating companies of CWC. PSW is a regulated public utility which supplies water to approximately 300,000 customers. The service territory of PSW covers a 482 square mile area located west and north of the City of Philadelphia. In addition, water service is provided to approximately 6,700 customers through an operating and maintenance contract with a municipal authority contiguous to PSW's service territory. CWC owns 100% of the voting stock of four water companies and at least 96% of the voting stock of three water companies. These water companies are regulated water utilities providing water and wastewater service in 27 operating divisions to approximately 227,000 customers in Pennsylvania, Ohio, Illinois, New Jersey and Maine.

     The customers of PSW and CWC's operating subsidiaries are residential, commercial and industrial in nature, and no single customer accounted for more than one percent of Operating Revenues. The regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

Consolidation - The supplemental consolidated financial statements include the accounts of the Company and its subsidiaries as of December 31, 1998. All material intercompany accounts and transactions have been eliminated.

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1998, utility plant includes a credit acquisition adjustment of $8,978, which is being amortized over 20 years. Consistent with the Company's rate settlements, $331 was amortized during 1998, $481 was amortized during 1997 and $578 was amortized during 1996.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


     Utility expenditures for maintenance and repairs, including minor renewals and betterments, are charged to operating expenses in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation.

     The straight-line remaining life method is used to compute depreciation on utility plant. Generally, the straight-line method is used with respect to transportation and mechanical equipment, office equipment and laboratory equipment.

     In accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the long-lived assets of the Company, which consist primarily of Utility Plant in Service and a regulatory asset, have been reviewed for impairment. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. There was no AFUDC related to equity funds in any of the years presented.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

Deferred Charges and Other Assets - Deferred bond and preferred stock issuance expenses are amortized by the straight-line method over the life of the related issues.

     Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption.

     Expenses associated with filing for rate increases are deferred and amortized over periods that generally range from one to three years. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery.

Income Taxes - The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities and the amounts at which they are carried in the supplemental consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $8,774, $6,080 and $1,543 in 1998, 1997 and 1996.

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies - Inventories are stated at cost, not in excess of market value. Cost is determined using the first-in, first-out method and the average cost method.

Stock-Based Compensation - The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", electing the provision of the statement allowing it to continue its practice of not recognizing compensation expense related to granting of stock options to the extent that the option price of the underlying stock was equal to, or greater than, the market price on the date of option grant. Disclosure of the impact on the results of operations, had the Company elected to recognize compensation expense, is provided in the Employee Stock and Incentive Plans footnote as required by the Statement.

Use of Estimates in Preparation of Supplemental Consolidated Financial Statements - The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Merger with Consumers Water Company

     On March 10, 1999, the Company completed a merger ("the Merger") with CWC. The Merger was effected pursuant to a June 27, 1998 merger agreement, as amended and restated by the parties effective as of August 5, 1998. The Merger was completed after the transaction received the approvals from the state utility commissions in each state in which the companies operate. The shareholders of each company approved the Merger at special meetings held on November 16, 1998. Pursuant to the merger agreement, the Company issued 13,014,015 shares of Common Stock in exchange for all of the outstanding stock of CWC. CWC common shareholders received 1.432 shares of the Company's Common Stock for each CWC common share and CWC preferred shareholders received 5.649 shares of the Company's Common Stock for each preferred share. As a result of the Merger, CWC became a wholly-owned subsidiary of the Company. CWC's seven water companies serve approximately 227,000 customers in service territories covering parts of Pennsylvania, Ohio, Illinois, New Jersey and Maine.

     During the first quarter of 1999, the Company recorded a charge of $6,134, net of tax benefits of $200, for merger-transaction costs consisting primarily of fees for investment bankers, attorneys, accountants and other administrative charges. In addition, the Company recorded restructuring costs of $2,462, net of tax benefits of $1,325, consisting primarily of severance and other costs associated with the

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

closing of CWC's corporate office. As of December 31, 1998, $3,368 of merger-related costs were paid and defered by the Company and $6,753 were incurred in the first quarter of 1999.

Acquisitions and Water Sale Agreements

     During 1998, PSW made the following acquisitions and obtained related service territory rights: in January, the water utility assets of West Chester Municipal Authority; in June, the water utility assets of the Flying Hills Water Company; and at various times during 1998, the water utility assets of two small water systems and the origination of two long-term water sale agreements. During 1998, CWC's New Jersey subsidiary acquired the stock of Woolwich Water and Woolwich Sewer Companies. The systems acquired in 1998 incorporate 23 square miles of service area near or adjacent to the Company's existing territory. The total purchase price for the five water systems acquired in 1998 was $24,498 in cash and the issuance of 42,000 shares of the Company's common stock. The annual revenues from the acquired systems approximate $4,800, and revenues included in the supplemental consolidated financial statements during the period owned by the Company were $4,627. The annual revenues from the water sale agreements are expected to approximate $500.

     During 1997, PSW made the following acquisitions and obtained related service territory rights: in January, the water utility assets of Cherry Water Company; in September, the water utility assets of Perkiomen Township and in September, both the water and wastewater utility assets of the Peddler's View Utility Company. The systems acquired in 1997 incorporate two square miles of service area near PSW's existing territory. The total purchase price for the three water systems and wastewater system acquired in 1997 was $1,226. Revenues included in the supplemental consolidated financial statements related to the systems acquired in 1997 were $367 in 1998 and $175 in 1997.

     During 1996, PSW made the following acquisitions and obtained related service territory rights: in October the water utility assets of Hatboro Borough Authority; in November, Utility Group Services Corporation ("UGS") which owned three water utilities and a wastewater utility; in December, the water utility assets of Bristol Borough Water and Sewer Authority; and at various times during 1996 the water utility assets of three smaller water systems. During various times in 1996, CWC acquired three small water systems in Maine and western Pennsylvania and obtained related service territory rights. The total purchase price for the eleven water systems and wastewater system acquired in 1996 was $49,877, including the issuance of $3,220 of the Company's preferred stock and the assumption of $2,547 in liabilities. These systems have a combined service territory of 229 square miles. Revenues included in the supplemental consolidated financial statements related to the systems acquired in 1996 were $7,900 in 1998, $7,100 in 1997 and $650 in 1996.

Disposition

     In April 1998, CWC's New Hampshire subsidiary sold its utility assets to the Town of Hudson under the New Hampshire condemnation statute for $33,700, net of certain closing costs. The sale generated a gain of $3,903, net of taxes, or $0.10 per share, and was recorded in the second quarter of 1998. This system had approximately 8,200 customers and operating revenues of $1,600 in 1998 prior to the sale, $6,500 in 1997 and $6,400 in 1996.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

Property, Plant and Equipment

                                                             December 31,
                                                     ---------------------------
                                                        1998             1997
                                                     ---------------------------

Utility plant and equipment                          $1,213,330       $1,138,940
Utility construction work in progress                    31,327           24,269
Non-utility plant and equipment                           3,964            3,732
                                                     ---------------------------
Total property, plant and equipment                  $1,248,621       $1,166,941
                                                     ===========================

     Depreciation is computed based on estimated useful lives of 2 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non utility plant, office equipment and laboratory equipment.

Accounts Receivable

                                                                December 31,
                                                            --------------------
                                                              1998         1997
                                                            --------------------
Billed water revenue                                        $21,666      $18,397
Unbilled water revenue                                       19,398       19,026
Other                                                         1,140        1,307
                                                            --------------------
                                                             42,204       38,730
Less allowance for doubtful accounts                          1,436        1,424
                                                            --------------------
Net accounts receivable                                     $40,768      $37,306
                                                            ====================

     The Company's customers are located in the following states: 65% in Pennsylvania, 15% in Ohio, 11% in Illinois, 6% in New Jersey and 3% in Maine. PSW's customers are located in southeastern Pennsylvania and accounted for 57% of the customers served. No single customer accounted for more than one percent of the Company's operating revenues and no account receivable from any customer exceeded one percent of the Company's total stockholders' equity.

Regulatory Asset

     The regulatory asset represents costs that have been prudently incurred and are expected to be fully recovered in future rates. The two components of this asset are deferred income taxes and postretirement benefits other than pensions. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The portion of the asset related to postretirement benefits other than pensions represents costs that were deferred during the period that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.

                                                                December 31,
                                                          ----------------------
                                                             1998          1997
                                                          ----------------------
Income taxes                                              $ 55,437      $ 53,427
Postretirement benefits other than pensions                  2,260         2,541
                                                          ----------------------
                                                          $ 57,697      $ 55,968
                                                          ======================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


Income Taxes

     Total income tax expense is allocated as follows:

                                                   Years Ended December 31,
                                             ----------------------------------
                                               1998         1997          1996
                                             ----------------------------------

Income from continuing operations            $30,118      $22,432       $19,350
Common stockholders' equity related
  to stock option activity which
  reduces taxable income                        (402)        (401)         (126)
Discontinued operations                           --       (1,455)       (1,091)
                                             ----------------------------------
                                             $29,716      $20,576       $18,133
                                             ==================================

     Income tax expense attributable to income from continuing operations consists of:

                                                    Years Ended December 31,
                                              ----------------------------------
                                                1998         1997          1996
                                              ----------------------------------
Current:
  Federal                                     $14,837      $13,480       $11,156
  State                                         5,583        3,087         2,802
                                              ----------------------------------
                                               20,420       16,567        13,958
                                              ----------------------------------
Deferred:
  Federal                                       8,453        5,086         4,811
  State                                         1,245          779           581
                                              ----------------------------------
                                                9,698        5,865         5,392
                                              ----------------------------------
Total tax expense                             $30,118      $22,432       $19,350
                                              ==================================

     The significant components of deferred income tax expense are as follows:


                                                                  Years Ended December 31,
                                                               -------------------------------
                                                                 1998         1997       1996
                                                               -------------------------------
Excess of tax over financial statement depreciation            $10,325      $ 6,488     $5,103
Amortization of deferred investment tax credits                   (660)        (290)      (296)
Current year investment tax credits deferred                        20           35         40
Differences in basis of fixed assets due to variations
  in tax and book accounting methods that reverse
  through depreciation                                           1,762          786        814
Pension, deferred compensation and other
  postretirement benefits                                         (752)        (184)      (376)
Customers' advances for construction, net                          321          773         64
Other, net                                                      (1,318)      (1,743)        43
                                                               -------------------------------
Total deferred income tax expense                              $ 9,698      $ 5,865     $5,392
                                                               ===============================

     The statutory Federal tax rate is 35% and the state corporate net income tax rates range from 7.18% to 11.5% for all years presented.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


     The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income from continuing operations before Federal tax and the actual Federal tax expense are as follows:


                                                                Years Ended December 31,
                                                           --------------------------------
                                                             1998         1997        1996
                                                           --------------------------------
Computed Federal tax expense at statutory rate             $23,839      $18,753     $15,803
Increase (decrease) in tax expense for items to be
  recovered in future rates:
    Depreciation expense                                     1,091          162         470
Amortization of deferred investment tax credits               (658)        (292)       (300)
Prior year rate reductions                                    (655)        (147)       (120)
Preferred stock dividend                                       147          272         248
Difference in statutory rate                                  (240)        (186)       (148)
Other, net                                                    (234)           4          14
                                                           --------------------------------
Actual Federal tax expense                                 $23,290      $18,566     $15,967
                                                           ================================

     The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                               December 31,
                                                          ----------------------
                                                            1998          1997
                                                          ----------------------
Deferred tax assets:
  Customers' advances for construction                    $ 21,527      $ 22,513
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                                    3,244         2,276
  Alternative minimum tax                                    1,464         1,840
  Other                                                        187           896
                                                          ----------------------
Total gross deferred tax assets                             26,422        27,525
                                                          ----------------------
Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                    122,922       112,238
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                     22,236        20,033
  Deferred investment tax credit                             8,073         8,712
  Other                                                         --           411
                                                          ----------------------
Total gross deferred tax liabilities                       153,231       141,394
                                                          ----------------------
Net deferred tax liability                                $126,809      $113,869
                                                          ======================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


     The Company made income tax payments of $15,746, $14,131 and $14,739 in 1998, 1997 and 1996, respectively. The Company's Federal income tax returns for all years through 1995 have been closed.

Commitments

     PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,852 through 2003. PSW purchased approximately $3,012, $2,978 and $2,889 of water under these agreements during the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company leases motor vehicles, buildings, water meters and other equipment under operating leases that are noncancelable. During the next five years, $4,528 of future minimum lease payments are due: $1,647 in 1999, $1,211 in 2000, $920 in 2001, $439 in 2002 and $311 in 2003. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The operating lease is noncancelable, expires in 2045 and contains certain renewal provisions. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $292 of lease payments for land, subject to the aforesaid adjustment, are due.

     Rent expense was $2,270, $2,166 and $2,665 for the years ended December 31, 1998, 1997 and 1996, respectively.

Long-term Debt and Loans Payable

     The Supplemental Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 1998 and 1997. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW and CWC to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's and CWC's stock. As of December 31, 1998, approximately $133,000 of PSW's and $37,700 of CWC's retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW and CWC from making loans to or purchasing the stock of the Company.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


     Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. Excluding amounts due under the revolving credit agreements, the Company's future sinking fund payments and debt maturities are as follows:


Interest Rate Range      1999       2000      2001        2002       2003    Thereafter
                       ----------------------------------------------------------------
  0.00% to  1.00%      $   76     $   77    $   77     $    78    $    79      $   562
  5.50% to  5.99%         400        400       400         400     10,000       10,345
  6.00% to  6.49%           -          -         -      10,000          -       77,210
  6.50% to  6.99%           -          -         -           -     10,400       44,800
  7.00% to  7.49%       2,001      2,000     2,000       2,000     12,000       20,000
  7.50% to  7.99%           -          -         -           -          -       23,000
  8.00% to  8.49%           -          -         -           -          -       16,500
  8.50% to  8.99%          10          1         -           -          -        9,000
  9.00% to  9.49%         134        137       142         548        554       53,804
  9.50% to  9.99%         358      1,155     1,155       1,155      1,155       46,842
 10.00% to 10.55%          --         --        --          --         --        6,000
                       ---------------------------------------------------------------
Total                  $2,979     $3,770    $3,774     $14,181    $34,188     $308,063
                       ===============================================================

     In July 1997, PSW established a two-year $150,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. This program replaced a similar program that expired in March 1997. The notes issued under this program are secured by the Thirty-First Supplement to the trust indenture relating to PSW's First Mortgage Bonds. In January 1998, PSW issued First Mortgage Bonds through the program as follows: $10,000 6.14% Series due 2008 and $10,000 5.8% Series due 2003. During 1997, First Mortgage Bond issuances through these programs were as follows: $10,000 in March 1997, 7.06% Series due 2004; $10,000 in July 1997, 6.75% Series due 2007; and $10,000 in
October 1997, 6.3% Series due 2002. The proceeds from these issuances were used to fund acquisitions and for PSW's ongoing capital program.

     In January 1999, PSW issued a First Mortgage Bond of $10,000 5.85% Series due 2004, and in April 1999, PSW issued a First Mortgage Bond of $15,000 6.00% Series due 2004 through the medium-term note program. Proceeds from these issues were used to reduce the balance of PSW's revolving credit facility.

     In April 1998, CWC's New Hampshire subsidiary sold its utility assets and used the proceeds to retire $6,000 of First Mortgage Bonds 8.00% Series due 2004, $2,000 of First Mortgage Bonds 10.55% Series due 2007, $2,000 of First Mortgage Bonds 10.54% Series due 2009 and $2,000 of First Mortgage Bonds 9.96% Series due 2009. During 1998, CWC's Ohio subsidiary retired $1,215 of First Mortgage Bonds 8.75% Series due 2003.

     Funds restricted for construction activity were obtained through the issuance of tax exempt bonds, the use of which is restricted for utility plant construction. At December 31, 1997, there was $1,079 of restricted funds and no restricted funds remained at December 31, 1998.

     PSW has a $50,000 revolving credit agreement due January 2000 with four banks. CWC has three revolving credit agreements totaling $35,000 due June 1999 and 2000 with three banks. Interest under these facilities are based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


short-term borrowings of PSW and CWC. A commitment fee ranging from 1/4 to 1/8 of 1% is charged on the unused portion of the revolving credit agreements.
The average cost of borrowing under these facilities was 6.0% and 6.1%, and the average borrowing was $40,701 and $54,035, during 1998 and 1997, respectively. The maximum amount outstanding at the end of any one month was $52,875 in 1998 and $63,693 in 1997.

     At December 31, 1998 and 1997, the Company had combined short-term lines of credit of $105,300 and $104,800, respectively. In February 1999, the Company's short-term lines of credit were increased by $3,000. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $21,684 and $26,923 during 1998 and 1997, respectively. The maximum amount outstanding at the end of any one month was $27,990 in 1998 and $31,035 in 1997. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1998 and 1997 was 6.5% and 6.7%, respectively.

     The total amount of interest paid on all borrowings, net of amounts capitalized, was $30,711, $31,970 and $28,789 in 1998, 1997 and 1996,
respectively. The pro forma weighted cost of long-term debt at December 31, 1998 and 1997 was 7.4% and 7.6%, respectively.

Preferred Stock of Subsidiaries

     The Company's subsidiaries have the following preferred stock ($100 par value) as of December 31, 1998:



                                                                                   Shares
                                        Cumulative     Current                     held by
                                         Dividend    Call Price      Shares        Minority
                                           Rate       Per Share    Authorized      Interest
                                        ---------------------------------------------------
Consumers Pennsylvania -
   Shenango Valley Division                5.00%        $ 110         10,000         9,964
Consumers Illinois Water Company           5.50%          107          5,000         3,577
Consumers Maine Water Company              5.00%          105          4,000         2,739
PSW                                          --          None      1,000,000            --

     PSW is authorized to issue preferred stock with mandatory redemption requirements, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. In December 1997, PSW called all of the

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


remaining shares of this issue for retirement in January 1998. As of December 31, 1997, $4,214 was classified as the current portion of preferred stock.

Fair Value of Financial Instruments

     The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt as of December 31, 1998 is $416,290 and $450,457, respectively. The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration.

     The Company's customers' advances for construction and related tax deposits have a carrying value of $57,781 at December 31, 1998. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2019 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Stockholders' Equity

     At December 31, 1998, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with the acquisition of UGS. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. Dividends on the Series B Preferred Stock are cumulative and payable quarterly. PSC may not pay dividends on common stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05%. As of December 31, 1998, all dividends have been provided for. In December 1998, 14,600 shares of this issue were called for early redemption by the holders. In January 1999, these shares were redeemed in cash at the liquidation value of $100 per share.

     In November 1998, the Company's shareholders approved an increase in the number of shares of common stock authorized, par value $.50 per share, from 40,000,000 shares to 100,000,000 shares. Shares outstanding at December 31, 1998, 1997 and 1996 were 40,702,311, 39,111,642 and 38,162,159, respectively.
Treasury shares held at December 31, 1998, 1997 and 1996 were 533,292, 376,510 and 262,230, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


     The following table summarizes the activity of common stockholders' equity:


                                                               Capital in
                                     Common       Treasury      excess of       Retained
                                     stock         stock        par value       earnings       Total
                                    ------------------------------------------------------------------
Balance at December 31, 1995        $12,336       $(3,580)      $ 186,157       $ 69,131      $264,044
Net income                               --            --              --         26,918        26,918
Dividends                                --            --              --        (25,181)      (25,181)
Stock split                           3,140            --          (3,140)            --            --
Sale of stock                           467           693          15,548             --        16,708
Repurchase of stock                      --          (760)             --             --          (760)
Equity Compensation Plan                  1            --              38              1            40
Exercise of stock options                69            --           2,026             --         2,095
                                    ------------------------------------------------------------------
Balance at December 31, 1996         16,013        (3,647)        200,629         70,869       283,864
                                    ------------------------------------------------------------------
Net income                               --            --              --         32,278        32,278
Dividends                                --            --              --        (26,877)      (26,877)
Stock split                           3,276            --          (3,276)            --            --
Sale of stock                           346           506          11,029             --        11,881
Repurchase of stock                      --        (2,829)             --             --        (2,829)
Equity Compensation Plan                  1            --              50             --            51
Exercise of stock options               108            --           2,750             --         2,858
                                    ------------------------------------------------------------------
Balance at December 31, 1997         19,744        (5,970)        211,182         76,270       301,226
                                    ------------------------------------------------------------------
Net income                               --            --              --         44,820        44,820
Dividends                                --            --              --        (29,407)      (29,407)
Sale of stock                           761           293          30,495             --        31,549
Repurchase of stock                      --        (3,801)             --             --        (3,801)
Equity Compensation Plan                 12            --             491             --           503
Exercise of stock options               100            --           2,289             --         2,389
                                    ==================================================================
Balance at December 31, 1998        $20,617       $(9,478)      $ 244,457       $ 91,683      $347,279
                                    ==================================================================

     In February 1998, the Company issued 1,250,000 shares of common stock through a public offering, providing proceeds of $25,840, net of expenses. The proceeds of this offering were used to repay short term debt and to make a $19,000 equity contribution to PSW. PSW used the contribution from the Company to reduce the balance of its revolving credit loan.

     In December 1997, the Company adopted a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan. Under the Plan, reinvested dividends continue to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors throughout the year, instead of during limited subscription periods, at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. The plans that were replaced sold original issue shares exclusively. During 1998, under the dividend reinvestment portion of the Plan, 204,316 original issue shares of common stock were sold providing the Company with proceeds of $4,197. Under the former plans, 792,717 and 1,315,696 original issue shares of common stock were sold providing the Company with $11,242 and $16,066 of additional capital, after expenses, during 1997 and 1996, respectively.

     In August 1997, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 669,612 shares of its common stock in the open market or through privately

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


negotiated transactions. In 1993, the Board of Directors approved a similar authorization. During 1998, 1997 and 1996, 151,406, 152,000 and 4,339 shares have been purchased at a net cost of $3,333, $2,284 and $52, respectively. As of December 31, 1998, 476,739 shares remain available for purchase by the Company.

Net Income per Common Share and Equity per Common Share

     Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock options is included in the computation of Diluted net income per share. The following table summarizes the shares used in computing Basic and Diluted net income per share:

                                                      Years ended December 31,
                                                   -----------------------------
                                                    1998       1997        1996
                                                   -----------------------------
Average common shares outstanding during
   the period for Basic computation                40,362     38,650      37,376
Dilutive effect of employee stock options             492        368         300
                                                   -----------------------------
Average common shares outstanding during
   the period for Diluted computation              40,854     39,018      37,676
                                                   =============================

     Equity per common share was $8.53 and $7.70 at December 31, 1998 and 1997, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

Shareholder Rights Plan

     The Company has a Shareholder Rights Plan designed to protect the Company's shareholders in the event of an unsolicited unfair offer to acquire the Company. Each outstanding common share is entitled to one Right which is evidenced by the common share certificate. In the event that any person acquires 20% or more of the outstanding common shares or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 20% of the outstanding common shares of the Company, the Rights will begin to trade independently from the common shares and, if certain circumstances occur, including the acquisition by a person of 20% or more of the outstanding common shares, each Right would then entitle its holder to purchase a number of common shares of the Company at a substantial discount. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The Rights are redeemable by the Company at a redemption price of $.01 per Right at any time before the Rights become exercisable. The Rights will expire on March 1, 2008, unless previously redeemed.

Employee Stock and Incentive Plans

     Under the 1994 Equity Compensation Plan ("1994 Plan"), as amended and restated effective March 3, 1998, the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). In November 1998, the Shareholders authorized an increase to the number of shares from 1,900,000 shares to 2,900,000 shares of common stock for issuance under the 1994 Plan. The maximum number of shares that

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


may be subject to grants under the 1994 Plan to any one individual in any one year is 100,000. Awards under this plan are made by the Board of Directors or a committee of the Board.

     Options under the 1994 plan, as well as the earlier 1988 Stock Option Plan were issued at the market price of the stock on the day of the grant. Options are exercisable in installments ranging from 20% to 50% annually, starting one year from the date of the grant and expire either 5 or 10 years from the date of the grant.

     The following table summarizes stock option transactions for the two plans:


                                                           As Of or For the Years Ended December 31,
                                       ----------------------------------------------------------------------------
                                                1998                       1997                       1996
                                       ----------------------     ---------------------      ----------------------
                                                     Weighted                  Weighted                    Weighted
                                                      Average                   Average                     Average
                                                     Exercise                  Exercise                    Exercise
                                         Shares        Price       Shares        Price         Shares        Price
                                       ----------------------     ---------------------      ----------------------
Options:
   Outstanding, beginning of year      1,107,614      $11.03      1,202,541      $ 9.53      1,213,925       $ 8.83
   Granted                               263,500       22.13        263,333       15.14        296,960        11.35
   Terminated                            (36,710)      12.54        (62,904)      11.43        (66,281)       10.04
   Exercised                            (200,497)       9.94       (295,356)       8.48       (242,063)        8.14
                                       ----------------------     ---------------------      ----------------------
   Outstanding, end of year            1,133,907      $13.75      1,107,614      $11.03      1,202,541       $ 9.53
                                       ======================     =====================      ======================
   Exercisable, end of year              607,535      $10.04        547,858      $ 9.44        511,889       $ 8.97
                                       ======================     =====================      ======================

     Options exercised during 1998 ranged in price from $6.59 per share to $15.14 per share. The options outstanding at December 31, 1998 range in price from $6.59 to $22.13 and the options exercisable range from $6.59 to $15.14 per share. The weighted-average remaining life of the outstanding options at December 31, 1998 is 6.8 years. At December 31, 1998, 1,575,757 options under the 1994 Plan were still available for grant.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company elects to continue to apply the provisions of APB Opinion No. 25 and to provide the pro forma disclosure provisions of this statement. Accordingly, no compensation cost has been recognized in the financial statements for stock options that have been granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income available to common stock and Basic and Diluted net income per share would have been reduced to the pro forma amounts indicated below:

                                                    Years Ended December 31,
                                              ----------------------------------
                                                1998          1997         1996
                                              ----------------------------------
Net income available to common stock:
    As reported                               $44,820       $32,278      $26,918
    Proforma                                   43,418        31,514       26,452
Basic net income per share:
    As reported                                $ 1.11        $ 0.84       $ 0.72
    Proforma                                     1.08          0.82         0.71
Diluted net income per share:
    As reported                                $ 1.10        $ 0.83       $ 0.71
    Proforma                                     1.06          0.81         0.70

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)


     The per share weighted-average fair value at the date of grant for stock options granted during 1998, 1997 and 1996 was $5.32, $2.90 and $1.57 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                              1998       1997       1996
                           ------------------------------
Expected life (years)          10         10         10
Interest rate                 5.6%       6.6%       6.4%
Volatility                   16.9%      13.8%      14.0%
Dividend yield                2.9%       4.0%       5.2%

     Dividend equivalents provide the grantee with an amount equal to the dividends paid on a share of common stock over a specified period of time, not to exceed four years, multiplied by the number of dividend equivalents awarded. Payments of these awards are deferred until the completion of certain objectives during a performance period established by a Committee of the Board at the time of grant. A performance period is generally four years but may be adjusted by the Committee to as long as eight years or as short as two years depending on the Company's success in completing the objectives. Dividend equivalents are "compensatory" and, as such, are charged to operating expense over the performance period. The effect of changes to the performance period is accrued when known or projected. The Board granted 104,000, 104,000 and 99,000 dividend equivalents in 1998, 1997 and 1996, respectively, and costs associated with these awards were $205 in 1998, $330 in 1997 and $234 in 1996. During 1998 and 1997, payments associated with the dividend equivalents of $249 and $191, respectively, were made to recipients.

     Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 1998, 1997 and 1996, 23,600, 3,600 and 3,200 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits

     The Company has defined benefit pension plans that cover its full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

     In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees. The Company funds its gross PBOP cost through various trust accounts.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

     In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates unnecessary disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

     The Company's pension expense includes the following components:

                                                     Years Ended December 31,
                                                 -------------------------------
                                                    1998       1997      1996
                                                 -------------------------------
Benefits earned during the year                  $  2,949    $  2,522  $  2,516
Interest cost on projected benefit obligation       6,771       6,327     5,953
Expected return on plan assets                     (9,049)     (7,859)   (9,971)
Net amortization and deferral                         (38)         (2)    3,167
Capitalized costs                                     (48)       (113)     (102)
Rate-regulated adjustment                            (134)       (552)     (774)
Special termination benefits                           56          --        --
                                                 -------------------------------
Net pension cost                                 $    507    $    323    $  789
                                                 ===============================

     The rate-regulated adjustment set forth above is required in order to reflect pension expense for the Company in accordance with the method used in establishing water rates.

     The Company's costs for postretirement benefits other than pensions includes the following components:

                                                     Years Ended December 31,
                                                 ------------------------------
                                                    1998       1997      1996
                                                 ------------------------------
Benefits earned during the year                  $    575    $    485  $   428
Interest cost                                       1,229       1,173    1,144
Expected return on plan assets                       (475)       (272)    (161)
Net amortization and deferral                         643         638      685
Amortization of regulatory asset                      257         161      194
                                                 ------------------------------
Gross PBOP cost                                     2,229       2,185    2,290
Capitalization costs                                 (454)       (435)    (103)
                                                 ------------------------------
Net PBOP cost                                    $  1,775    $  1,750  $ 2,187
                                                 ==============================

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

     The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:



                                                                                     Other
                                                      Pension Benefits      Postretirement Benefits
                                                  ----------------------    -----------------------
                                                     1998         1997          1998         1997
                                                  ---------    ---------     ---------    ---------
Change in benefit obligation:
  Benefit obligation at January 1,                $  93,373    $  83,779     $  16,207    $  15,843
  Service cost                                        2,949        2,522           575          485
  Interest cost                                       6,771        6,327         1,229        1,173
  Plan amendments                                       804          492           928       (1,348)
  Special termination benefits                           56         --            --           --
  Actuarial loss                                      6,843        4,488           612          575
  Benefits paid                                      (4,749)      (4,235)         (536)        (521)
                                                  ---------    ---------     ---------    ---------
  Benefit obligation at December 31,                106,047       93,373        19,015       16,207
                                                  ---------    ---------     ---------    ---------

Change in plan assets:
  Fair value of plan assets at January 1,           102,773       89,361         5,437        3,500
  Actual return on plan assets                       18,715       17,608         1,077          629
  Employer contributions                                109           39         1,961        1,832
  Benefits paid                                      (4,749)      (4,235)         (472)        (524)
                                                  ---------    ---------     ---------    ---------
  Fair value of plan assets at December 31,         116,848      102,773         8,003        5,437
                                                  ---------    ---------     ---------    ---------

Funded status of plan:
  Funded status at December 31,                     (10,801)      (9,400)       11,012       10,770
  Contributions for fourth quarter                      --           --           (357)        (336)
  Unrecognized net gain from past experience
     different from that assumed and effects of
     changes in assumptions                          18,306       15,815         5,025        5,195
  Unrecognized prior service cost                    (3,874)      (3,484)          876        1,908
  Rate-regulated adjustment                          (1,803)      (1,662)         --           --
  Unrecognized net transition obligation              1,967        2,086       (12,654)     (13,557)
                                                  ---------    ---------     ---------    ---------
  Accrued benefit costs                           $   3,795    $   3,355     $   3,902    $   3,980
                                                  =========    =========     =========    =========

Weighted-average assumptions
  as of December 31,
  Discount rate                                   6.75-7.00%   7.00-7.50%    6.75-7.00%   7.00-7.50%
  Expected return on plan assets                       9.00%        9.00%         9.00%        9.00%
  Rate of compensation increase                   4.50-5.50%   4.50-5.50%         4.50%        4.50%

     The assumed medical inflation rates under the PSC plans are 9%, reducing to 4.5% in 2002 for retirees under the age of 65 and 40%, reducing to 4.5% by 2006 for retirees 65 years of age and over. The assumed medical inflation rates under the CWC plans are 6%, reducing by 0.5% annually until 2001 and remain at 5.0% thereafter. The effect of a 1% increase in the assumed medical inflation rates would be to increase the accumulated postretirement benefit obligation as of December 31, 1998 and the 1998 PBOP costs by $1,197 and $100, respectively. The effect of a 1% decrease in the assumed medical inflation rates would be to decrease the accumulated postretirement benefit obligation as of December 31, 1998 and the 1998 PBOP costs by $1,071 and $90, respectively. The benefits of retired officers and certain other retirees

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

     The Company also has 401(k) plans, which cover substantially all its employees. The Company matches 30% to 50%, depending on the plan, of an employee's contribution in Company Common Stock, subject to certain limitations. The value of the match was $701, $826 and $714 in 1998, 1997 and 1996, respectively.

Water Rates

     On October 23, 1997, the Pennsylvania Public Utility Commission ("PAPUC") approved a rate settlement reached between PSW and the parties actively litigating the rate application PSW filed in April 1997. The settlement was designed to increase PSW's annual revenue by $9,300 or 7.3% over the level in effect at the time of the filing. The rates in effect at the time of the filing included a 1% or $1,300 Distribution System Improvement Charge ("DSIC"). Consequently, the settlement resulted in a total base rate increase of $10,600 or 8.3%. As a part of the settlement, the DSIC was reset to zero and PSW agreed not to file a base rate increase request prior to April 1999, absent extraordinary circumstances.

     The CWC operating subsidiaries were allowed annual rate increases of $3,334 for 1998, $2,769 for 1997 and $4,510 for 1996, represented by five, four and eight rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $1,969, $489 and $1,918 in 1998, 1997 and 1996, respectively. During the first quarter of 1999, the CWC operating subsidiaries settled one rate case and received a rate increase granted under the terms of a rate settlement from a previous year in two CWC divisions resulting in an aggregate annual revenue increase of $390. In May 1999, a rate application was filed by CWC's Illinois subsidiary. The amount of increased annual revenue requested is $558 and a decision is anticipated during the first quarter of 2000.

     In 1996, the PAPUC approved PSW's request to add a DSIC to its water bills. The DSIC enables water utilities in Pennsylvania to add a surcharge to customer bills beginning January 1, 1997 reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective. The maximum DSIC that can be in effect at any time is 5%. PAPUC rules require PSW to suspend the use of the DSIC in the quarter subsequent to a twelve month period in which PSW's adjusted return on equity exceeds a benchmark established by the PAPUC. The benchmark is established quarterly by the PAPUC staff based on recent economic data. PSW's adjusted return on equity for the twelve months ending June 30, 1998 and September 30, 1998 exceeded the benchmark, and as a result the DSIC was suspended in the fourth quarter of 1998 and the first quarter of 1999. Based on the adjusted return on equity for 1998 and the most recent benchmark, the DSIC resumed in the second quarter of 1999 and has been set at 3.05% of base water rates. The amount or the continuation of the DSIC in the third quarter of 1999 is dependent on PSW's return on equity and the benchmark established by the PAPUC and therefore is not determinable at this time. Previously, the DSIC had been set at 0.67% of base water rates during the third quarter of 1998 after having been zero since the adoption of new base rates in

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

              (In thousands of dollars, except per share amounts)

October 1997. Prior to the new base rates, the DSIC rate had been 1.82%. The DSIC provided revenues in 1998 and 1997 of $229 and $1,104, respectively.

     In addition to its base rates and DSIC, PSW has utilized a surcharge on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. From May 1998 until February 1999, PSW was required to provide a revenue credit of 0.11% ($110 on an annual basis) of base water rates in order to provide its customers with the savings associated with a decrease in the Pennsylvania Capital Stock Tax rate. In February 1999, PSW added a 1.04% surcharge ($1,384 on annual basis) as a result of increases in the Pennsylvania Public Utility Realty Tax, resulting in an overall surcharge of 0.93%. Effective April 1, 1999, the overall surcharge was adjusted to 0.96% due to a change in the revenue credit from 0.11% to 0.08%.

Discontinued Operations

         The net assets of discontinued operations is comprised of two separate operations as follows:


                                                             December 31,
                                                         --------------------
                                                           1998        1997
                                                         --------------------
Net assets of CWC's CAT operations                       $ 1,190     $ 2,679
Net reserve of PSC's nonregulated businesses              (1,008)     (1,009)
                                                         --------------------
Net assets of discontinued operations                    $   182     $ 1,670
                                                         ====================

     In April 1997, the Board of Directors of CWC announced its intention to dispose of its technical services company, Consumers Applied Technologies, Inc. ("CAT"). A reserve for estimated losses and certain future costs was established in 1997 of $2,350, net of tax benefits of $1,211. CWC had been unable to sell CAT as an on-going business and is proceeding with its liquidation. CAT's operations were substantially shutdown during 1997. The operating results of CAT prior to the date of discontinuance are shown under discontinued operations on the accompanying supplemental consolidated statements of income. Operating revenues for the discontinued operations for 1998, 1997 and 1996 were $393, $4,573 and $13,796, respectively. The net assets of CWC's discontinued operations approximate realizable value and consist primarily of accounts receivable and income tax receivable less the reserve for estimated losses and future costs associated with CAT.

     The Board of Directors of PSC had authorized the sale of substantially all of the Company's non-regulated businesses and the last of these businesses was sold in 1993. At the time the Board of Directors of PSC authorized the sale of these businesses, the Company established reserves for estimated losses and certain future costs. These reserves were recorded on the balance sheet net of related income tax benefits. As a result of the continuing assessment of asserted and unasserted legal claims related to these businesses, the passage of time, which reduced certain contingencies, and the receipt of contingent sale proceeds, the Company has determined that, the net reserves were in excess of estimates of potential costs. Consequently, in 1996, the Company reversed $965 net of related income taxes, of these reserves.